Exhibit 99.1

NEWS RELEASE
Investor Contact:
Gus Okwu / DRG&E
404-532-0086
gokwu@drg-e.com

Company Contact:
Ornella Napolitano, VP and Treasurer
FiberTower Corporation
202-251-5210
onapolitano@fibertower.com

FCC Grants FiberTower Spectrum License Extensions and Renewals

All FiberTower 39 GHz Licenses Extended or Renewed

San Francisco, CA, October 6, 2008 – FiberTower Corporation (NASDAQ: FTWR), a wireless backhaul services provider, today announced that all of its Area-Wide licenses in the 38.6 to 40.0 GHz spectrum bands received either renewals for another 10 years or construction extensions until June 1, 2012 from the Federal Communications Commission (FCC).  These 566 licenses, coupled with 103 licenses for 24 GHz spectrum, allow FiberTower’s hybrid microwave/fiber network to extend over virtually the entire continental U.S. covering 284 million people.

“We are extremely pleased by the FCC’s action as it enables us to continue leveraging our spectrum, which represents one of our primary assets,” said Kurt Van Wagenen, FiberTower’s President and Chief Executive Officer.  “With these licenses secured, we will continue building our hybrid backhaul network in support of our customers’ growing capacity demands.”

All of FiberTower’s Rectangular Service Area (RSA) licenses located in the top 50 markets were deemed to meet with the FCC’s construction standard and, consequently, were renewed for 10 years along with some licenses in smaller markets that were protected due to spectrum lease or other construction activity.  Additionally, all of FiberTower’s remaining RSA licenses, totaling 183, and all of FiberTower’s Economic Area (EA) licenses received an extension until June 1, 2012 to demonstrate “substantial service” as defined by the FCC.  The licenses renewed or extended represent over 1.15 billion spectrum PoPs in total.

About FiberTower

FiberTower is a backhaul and access services provider focused primarily on the wireless carrier market. With its extensive spectrum footprint in 24 GHz and 39 GHz bands, carrier-class microwave and fiber networks in 13 major markets, customer commitments from six of the leading cellular carriers, and partnerships with the largest tower operators in the U.S, FiberTower is considered to be the leading alternative carrier for wireless backhaul.  FiberTower also provides backhaul and access service to government and enterprise markets.  For more information, please visit our website at www.fibertower.com.

Forward Looking Statements

Statements included in this news release which are not historical in nature are “forward-looking statements” within the meaning of Section 21E of the U.S. Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995.  Forward looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts.  These include, without limitation, statements regarding the Company’s expected charges and cost savings associated with the Company’s reduction in workforce, planned capital expenditures, expected cost per site, anticipated customer growth and expansion plans.  There are many risks, uncertainties and other factors that can prevent the achievement of goals or cause results to differ materially from those expressed or implied by these forward-looking statements including, without limitation, anticipated negative cash flows and operating losses, additional liquidity requirements, potential loss of significant customers, downturns in the wireless communication industry, regulatory costs and restrictions, potential loss of FCC licenses, equipment supply disruptions and cost increases, and competition from alternative backhaul service providers and technologies, along with those risk factors described in the Company’s filings with the Securities and Exchange Commission, including its most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.